UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/02/2011

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14206

Texas	74-0607870
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas 79901
(Address of principal executive offices, including zip code)

(915) 543-5711
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2011, the Compensation Committee of the Board of Directors of El Paso Electric Company (the "Company") approved an amended employment agreement with the Company's CEO, David W. Stevens. Pursuant to this agreement, the Compensation Committee approved the grant of a five-year retention stock award in the amount of 88,028 shares in recognition of Mr. Stevens' value to the Company and his contributions to its performance. The stock award will vest in two installments - one-third on January 1, 2014 and the remaining two-thirds on January 1, 2016. However, 50% of each installment is subject to meeting performance conditions, which will be measured by the Company's total shareholder return relative to a peer group for the three-year or five-year period, as applicable, before the applicable vesting date. If Mr. Stevens is terminated without cause, he will be eligible to receive a prorated portion of this stock award, subject to meeting the performance criteria as of the date of termination with respect to the performance-based portion of the award.

In addition, under the amended employment agreement, Mr. Stevens' base salary was increased to $600,000 and his target bonus opportunity is 70% of base salary. If he is terminated without cause prior to a change of control and signs a release, he will receive a severance payment equal to his annual base salary.

No changes were made to his participation in the Company's regular long-term equity incentive compensation program, except that only with respect to the performance award granted in 2009 that will vest in early 2012 based on the Company's three-year total shareholder return, if he is terminated without cause before such determination is made, he will remain eligible to receive a prorated portion of such performance award depending on the Company's actual performance for such three-year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Date: March 04, 2011	By:	/s/ MARY E. KIPP
Name: MARY E. KIPP
Title: Senior Vice President, General Counsel & Chief Compliance Officer